Exhibit 99.3

Bayer and Onyx Announce Access to Sorafenib (BAY 43-9006) for
Individuals with Advanced Renal Cell Carcinoma
- Treatment Protocol has been Reviewed by FDA -

West Haven, CT and Emeryville, CA – May 14, 2005 – Bayer Pharmaceuticals Corporation (NYSE: BAY) and Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today announced the availability of sorafenib (BAY 43-9006) through a treatment protocol for eligible individuals with advanced renal cell carcinoma (RCC), or kidney cancer.

Sorafenib is being made available to patients through qualified investigators participating in this program at clinical sites throughout the United States The protocol, known as the Advanced Renal Cell Carcinoma Sorafenib (ARCCS) study, has been reviewed by the U.S. Food and Drug Administration (FDA). To be eligible, individuals with advanced kidney cancer may not have been previously treated with sorafenib. Interested patients should ask their physicians to call: 1-866-639-2827 for more information. Discussions with regulators outside the United States, about similar programs in other territories, are anticipated to begin soon.

“We have been encouraged by the results of our clinical trials to date and look forward to initiating this open-label treatment protocol for individuals with advanced kidney cancer,” said Susan Kelly, M.D., vice president, Oncology, Bayer Pharmaceuticals Corporation.

Sorafenib is currently being studied in the largest randomized, controlled trial ever conducted in advanced RCC. Dr. Bernard Escudier, Head of Immunotherapy and Innovative Therapy Unit at the Gustave-Roussy Institute, Paris, France, and co-principal investigator of the study, today reported that disease progression was significantly delayed in those patients who received sorafenib. As assessed by independent radiologic review, a measure of disease progression called progression-free survival (PFS) was doubled to a median value of 24 weeks (167 days) in patients receiving sorafenib as compared to 12 weeks (84 days) for patients receiving placebo (p-value< 0.000001). Bayer and Onyx are currently preparing a New Drug Application (NDA) for possible approval in this indication by the US Food and Drug Administration (FDA) in the United States. Discussions are also underway with regulatory agencies about registration in other territories.

“New approaches to treating kidney cancer are clearly needed and the recently announced sorafenib results are encouraging for individuals suffering from this type of cancer,” said Bill Bro, president of the Kidney Cancer Association. “This protocol, which will provide access to treatment for many more patients, is welcome news.”

About Sorafenib

Sorafenib, a novel investigational drug candidate, is the first oral multi-kinase inhibitor that targets serine/threonine and receptor tyrosine kinases in both the tumor cell and tumor vasculature. In preclinical models, sorafenib targeted members of two classes of kinases known to be involved in both tumor cell proliferation (tumor growth) and tumor angiogenesis (tumor blood supply) - two important cancer growth activities. These kinases included RAF kinase, VEGFR-2, VEGFR-3, PDGFR-ß, KIT, FLT-3 and RET.

Bayer and Onyx Announce Sorafenib Expanded Access Program for Patients with Advanced Renal Cell Carcinoma

About Onyx Pharmaceuticals, Inc.

Onyx Pharmaceuticals, Inc. is engaged in the development of novel cancer therapies that target the molecular basis of cancer. With its collaborators, the company is developing small molecule drugs, including sorafenib with Bayer Pharmaceuticals Corporation. For more information about Onyx’s pipeline and activities, visit the company’s web site at: www.onyx-pharm.com.

About Bayer Pharmaceuticals Corporation

Bayer Pharmaceuticals Corporation (www.bayerpharma.com) is part of the worldwide operations of Bayer HealthCare AG, a subgroup of Bayer AG.

Bayer HealthCare, with sales of approximately 8.5 billion Euro in 2004, is one of the world’s leading, innovative companies in the health care and medical products industry. The company combines the global activities of the divisions Animal Health, Biological Products, Consumer Care, Diagnostics and Pharmaceuticals. Bayer HealthCare employed 35,300 people worldwide in 2004.

Our aim is to discover and manufacture innovative products that will improve human and animal health worldwide. Our products enhance well-being and quality of life by diagnosing, preventing and treating disease.

Forward Looking Statements

This news release contains forward-looking statements based on current assumptions and forecasts made by Bayer Group management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Bayer’s public reports filed with the Frankfurt Stock Exchange and with the U.S. Securities and Exchange Commission (including its Form 20-F). Bayer assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

This news release also contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing, progress and results of the clinical development, regulatory processes and commercialization efforts of sorafenib. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended, filed with the Securities and Exchange Commission under the heading “Additional Business Risks” and Onyx’s Quarterly Reports on Form 10-Q for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release except as required by law.

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Media Contacts:
Mark Bennett	Michael Diehl
Bayer HealthCare	Bayer HealthCare
+1 203-812-2160	+49 214 30 58532

Julie Wood	Geoff Curtis
Onyx Pharmaceuticals, Inc.	GCI Group
+ 1 510-597-6505	+ 1 312-229-8702 + 1 312-550-8138 (on site at ASCO)

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